FOR IMMEDIATE RELEASE:

Investor Contact:
James F. Laird-Chief Financial Officer
614-255-3353 (jlaird@diamond-hill.com)

DIAMOND HILL INVESTMENT GROUP, INC.
REPORTS 2013 FINANCIAL RESULTS

Columbus, Ohio - February 28, 2014 - Diamond Hill Investment Group, Inc. (the “Company,” "we," "us") (NASDAQ:DHIL) today reported results for the year ended December 31, 2013. We plan to file our 2013 Form 10-K on Friday, March 7, 2014.

Summary of Results of Operations
(in thousands, except per share figures)

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	% Change	2013	2012	% Change
Revenues:
Investment advisory	$19,180	$14,689	31%	$69,967	$57,783	21%
Mutual fund administration, net	3,144	2,293	37%	11,465	8,874	29%
Total revenue	22,324	16,982	31%	81,432	66,657	22%

Operating expenses	12,890	10,435	24%	50,750	42,229	20%
Net operating income	9,434	6,547	44%	30,682	24,428	26%

Investment income	1,482	229		4,950	1,654

Income before taxes	10,916	6,776	61%	35,632	26,082	37%
Net income	$6,750	$4,825	40%	$22,155	$16,931	31%

Earnings per share - diluted	$2.10	$1.53	37%	$6.94	$5.44	28%
Operating profit margin	42%	39%		38%	37%

325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215 614-255-3333 info@diamond-hill.com

Selected Balance Sheet Data
(in thousands, except per share figures)

	December 31,
	2013	2012
Assets
Cash equivalents and investment portfolio	$51,833	$24,375
Accounts receivable	13,002	10,439
Deferred taxes	8,063	2,452
Other assets	2,455	3,970
Total assets	$75,353	$41,236

Liabilities	30,410	19,500

Total shareholders' equity	44,943	21,736

Total liabilities and shareholders' equity	$75,353	$41,236

Book value per share(a)	$13.80	$6.86
Outstanding shares	3,257	3,170

(a) - A $3 per share special dividend was paid in December 2013 and an $8 per share special dividend was paid in December 2012.

	Change in Assets Under Management
	For the Year Ended December 31,
(in millions)	2013	2012
AUM at beginning of the year	$9,429	$8,671
Net cash inflows (outflows)
proprietary funds	713	429
sub-advised funds	(758)	(149)
institutional accounts	(263)	(499)
	(308)	(219)
Net market appreciation and income	3,065	977
Increase during the year	2,757	758
AUM at end of the year	$12,186	$9,429

About Diamond Hill:
We are an independent investment management firm with significant employee ownership and $12 billion in assets under management as of January 31, 2014.  We provide investment management services to institutions and individuals through mutual funds, institutional separate accounts, and private investment funds.  Our entire investment team shares the same intrinsic value investment philosophy focused on absolute returns, and our interests are firmly aligned with our clients through significant investment in its strategies.  For more information visit www.diamond-hill.com.

Use of Supplemental Data as Non-GAAP Performance Measure
Net Operating Income After Tax

As supplemental information, we provide performance measures that are based on methodologies other than generally accepted accounting principles (“non-GAAP”) for “Net Operating Income After Tax” that management uses as benchmarks in evaluating and comparing the period-to-period operating performance of the Company and subsidiaries.

The Company defines “net operating income after tax” as our net operating income less income tax provision excluding investment income and the tax impact related to the investment income. We believe that “net operating income after tax” provides a good

325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215 614-255-3333 info@diamond-hill.com representation of our operating performance, as it excludes the impact of investment income on financial results. The amount of the investment portfolio and market fluctuations on the investments may change significantly from one period to another, which can distort the underlying earnings of a company. We also believe “net operating income after tax” is an important metric in estimating the value of an asset management business. This non-GAAP measure is provided in addition to net income and net operating income and is not a substitute for net income or net operating income and may not be comparable to non-GAAP performance measures of other companies.

	Year Ended December 31,
(in thousands, except per share data)	2013	2012
Net operating income, GAAP basis	$30,682	$24,428
Non-GAAP adjustments:
Tax provision excluding impact of investment income	11,605	8,571
Net operating income after tax, non-GAAP basis	$19,077	$15,857

Net operating income after tax per diluted share, non-GAAP basis	$5.97	$5.10

The tax provision excluding impact of investment income is calculated by applying the tax rate calculated from the income statement to net operating income.

Our management does not promote that investors consider the above non-GAAP financial measures alone, or as a substitute for, financial information prepared in accordance with GAAP.

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Throughout this press release, we may make forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to such matters as anticipated operating results, prospects and levels of assets under management, technological developments, economic trends (including interest rates and market volatility), expected transactions and similar matters. The words “believe,” “expect,” “anticipate,” “estimate,” “should,” “hope,” “seek,” “plan,” “intend” and similar expressions identify forward-looking statements that speak only as of the date thereof. While we believe that the assumptions underlying our forward-looking statements are reasonable, investors are cautioned that any of the assumptions could prove to be inaccurate and accordingly, our actual results and experiences could differ materially from the anticipated results or other expectations expressed in our forward-looking statements. Factors that could cause such actual results or experiences to differ from results discussed in the forward-looking statements include, but are not limited to: the adverse effect from a decline in the securities markets; a decline in the performance of our products; changes in interest rates; changes in national and local economic and political conditions, including the effects of implementation of the Budget Control Act of 2011, the American Taxpayer Relief Act of 2012, the Jumpstart Our Business Startups Act of 2012 and the continuing economic uncertainty in various parts of the world; changes in government policy and regulation, including monetary policy; changes in our ability to attract or retain key employees; unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations; and other risks identified from time-to-time in other public documents on file with the U. S. Securities and Exchange Commission.

325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215 614-255-3333 info@diamond-hill.com